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                                                        SHAW INDUSTRIES, INC.                                   Exhibit 11
                                                  COMPUTATION OF PER SHARE EARNINGS
                              FOR THE THREE AND NINE MONTHS ENDED APRIL 2, 1994 AND MARCH 27, 1993
                              ------------------------------------------------------------------------
                                                 (In Thousands, Except Per Share Data)
                                                             (Unaudited)

                                                                      Three Months Ended               Nine Months Ended
                                                                   --------------------------       -------------------------
                                                                     April 2,      March 27,        April 2,        March 27,
                                                                        1994            1993            1994             1993
PRIMARY:
       Weighted average common shares outstanding                    143,792         142,235         143,450          136,009

       Additional shares assuming exercise of stock options            1,511           1,737           1,824            2,292
                                                                   ----------    ------------       ---------        ---------
       Average common shares outstanding, as adjusted                145,303         143,972         145,274          138,301
                                                                   ==========    ============       =========        =========
       Net Income                                               $     25,325   $      16,596          88,693           62,951
                                                                   ==========    ============       =========        =========
       Primary earnings per common share                        $       0.17   $        0.12      $     0.61       $     0.46
                                                                   ==========    ============       =========        =========






FULLY DILUTED:
       Weighted average common shares outstanding                    143,792         142,235         143,450          136,009

       Additional shares assuming exercise of stock options            1,514           1,765           1,840            2,444
                                                                   ----------    ------------       ---------        ---------
       Average common shares outstanding, as adjusted                145,306         144,000         145,290          138,453
                                                                   ==========    ============       =========        =========
       Net Income                                                $    25,325   $      16,596      $   88,693       $   62,951
                                                                   ==========    ============       =========        =========
       Fully diluted earnings per common share                   $      0.17   $        0.12      $     0.61       $     0.46
                                                                   ==========    ============       =========        =========










                                          -13-

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